Exhibit 99.1

ADVO SUES VALASSIS TO ENFORCE MERGER AGREEMENT

WINDSOR, CT – September 8, 2006 – ADVO, Inc. (NYSE: AD) today announced that it has filed an answer and counterclaims in response to the complaint filed last week by Valassis Communications, Inc. (NYSE: VCI) in the Court of Chancery for New Castle County, Delaware. ADVO’s counterclaims seek, among other things:

•	A court declaration that Valassis has no right to rescind or terminate or otherwise evade its obligations under the July 5, 2006, binding definitive merger agreement;

•	A decree of specific performance requiring Valassis to consummate its acquisition of ADVO at $37 per share; and

•	An order requiring Valassis to pay interest from September 15, 2006, on the $37 per share merger consideration due to ADVO stockholders.

Assuming ADVO stockholder approval of the merger agreement at the special stockholders meeting on September 13, 2006, all of the conditions to closing the merger will be satisfied as of that date, and the terms of the merger agreement require Valassis to consummate the merger within two business days thereafter, or by September 15, 2006.

ADVO expects that the answer and counterclaims, in a somewhat redacted format to protect non-public, competitively sensitive information regarding ADVO’s business, will be available shortly and will be posted to ADVO’s website.

About ADVO

ADVO is the nation’s leading direct mail media company, with annual revenues of nearly $1.4 billion. Serving 17,000 national, regional and local retailers, the company reaches 114 million households, more than 90% of the nation’s homes, with its ShopWise® shared mail advertising.

The company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their print advertising directly to consumers most likely to respond.

Demonstrating ADVO’s effectiveness as a print medium, the company’s “Have You Seen Me? ®” missing child card, distributed with each ShopWise® package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 143 children. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.

ADVO employs 3,700 people at its 24 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.

CONTACTS: Investors Chris Hutter National Vice President, Finance ADVO, Inc. (860) 285-6424	Media Pam Kueber Vice President, Corporate Communications ADVO, Inc. (860) 298-5797

Joele Frank / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449